Exhibit 99.1
QR Energy Announces Close of Acquisition, Third Quarter Cash
Distribution and Increased Fourth Quarter Cash Distribution
HOUSTON, TX—(Marketwire — October 4, 2011) — QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that it has closed the $577 million acquisition of oil and natural gas properties from its sponsor, Quantum Resources Fund, effective October 1, 2011.
QR Energy also announced that the Board of Directors of its general partner has approved a cash distribution attributable to the third quarter of 2011 of $0.4125 per unit for all outstanding units. This represents an annualized distribution of $1.65 per unit.
The $0.4125 per unit cash distribution will be payable on November 11, 2011 to unitholders of record at the close of business on October 31, 2011.
Additionally, the Board of Directors of QR Energy’s general partner has approved an increase in the cash distribution attributable to the fourth quarter of 2011 to $0.4750 per unit for all outstanding units. This represents an annualized distribution of $1.90 per unit.
The $0.4750 per unit cash distribution will be payable on February 10, 2012 to unitholders of record at the close of business on January 30, 2012.
About QR Energy, LP
QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission (the “SEC”), which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC’s website at www.sec.gov.
Investor Contacts:
Taylor B. Miele
Investor Relations Specialist
(713) 452-2990
Cedric W. Burgher
Chief Financial Officer
(713) 452-2200

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